EXHIBIT 10.2
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Lake River Terminals Site Mediation
Metropolitan Water Reclamation District v. North American Galvanizing & Coatings, Inc. No. 03-C-0754 (U.S.D.C.N.D. IL)

AGREEMENT IN PRINCIPLE


The parties are the Metropolitan Water Reclamation District of Greater Chicago
(MWRD) and North American Galvanizing and Coatings, Inc. (NAGC). The party representatives attending the mediation session held January 31, 2007 in Chicago, IL concerning the above-captioned matter agreed to recommend to their respective principals and clients the following terms for a settlement.

1. The parties agree that their common objective, expectation and desire is to enroll the Lake River Terminals Site (Site) into the Illinois Environmental Protection Agency (Illinois EPA) Voluntary Site Remediation Program (VSRP) (Cf. 35 I.A.C. Part 740), and to fund an investigation, study, remedy design and report process (the Investigation) as required under the VSRP. The parties agree to fund an Investigation to delineate the presence and extent of contaminants of concern at the site and enable identification of what, if any, response action appears necessary and appropriate at the Site in order to obtain a No Further Remediation (NFR) determination from Illinois EPA allowing commercial or industrial reuse of the Site and taking into consideration any semi-volatile organic compounds (SVOCs), volatile organic compounds (VOCs), pesticides, herbicides, poly-chlorinated biphenyls (PCBs) or metals that may be present at the Site.


Funding Commitments

2. Funding Commitment

a) NAGC will contribute fifty percent (50%) of the costs of the Investigation and enrollment of the Site (including Illinois EPA oversight fees), through and including the approval or disapproval of a Remediation Action Plan by Illinois EPA, up to a maximum of $350,000 in funding from NAGC.

b) NAGC has also agreed to fund 50% of the cost of the Remedial Action Work
(Work) required by the approved Site Remedial Action Plan, or by such other Work as the parties may otherwise in writing hereafter agree upon, subject to a maximum commitment of $1,000,000;

c) NAGC additionally commits to expend the funds needed to pay for the removal of the Piping on Parcel 3, as per Paragraph 8 hereof.

3. The parties have had their respective consultants confer and have essentially agreed on the basic elements of the Initial Minimum Investigation, which consists of soil and groundwater sampling as delineated in plats and tables separately initialed by the parties. The view of the consultants is that the performance of the Initial Minimum Investigation should provide the basis for a Remedial Investigation Report that is approvable by Illinois EPA. However, it is possible that the actual investigation may turn up results that require additional and more investigation, or that the Illinois EPA will not approve the Remedial Investigation Report.

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4. MWRD will have responsibility for contracting out and supervising the
Investigation. NAGC will be kept apprised of the Investigation work and results. NAGC will have the right to review and consent to any and all reports submitted to Illinois EPA, including specifically the final Remedial Investigation Report, Remedial Action Objectives Report, and Site Remedial Action Plan or equivalent documents under the Illinois VSRP. MWRD will require that the Investigation contractor prepare a remediation cost estimate and cash flow projection prior to enrollment and submittal of the Remediation Investigation Report, and will share that projection with NAGC. Cost overruns for the Investigation and submittal process in excess of $700,000 ($350,000 from each party) will be the responsibility of MWRD. Each party will bear its own internal personnel and administrative costs and expenses for the Investigation, including legal fees, and such costs shall not count towards the shared Investigation funding.

5. The MWRD reserves the right to decline to enroll the property in the VSRP if further study, remediation and VSRP costs after performance of the Initial Minimum Investigation are reasonably anticipated to exceed $2,150,000. Additionally, within 45 days of a disapproval (if any) by Illinois EPA of the Remediation Investigation Report, the Remediation Objectives Report or the Remediation Action Plan (as the case and stage of work may be), MWRD may elect to reject the NAGC fifty percent Work commitment, provided it has the written advice of an independent environmental consultant that the cost of the future work entailed in likely receiving an NFR letter will exceed Two Million Dollars ($ 2,000,000). If MWRD declines or elects to reject as provided in this Paragraph, the parties shall confer under Paragraph 7 below.

6. If MWRD elects to accept NAGC's fifty percent (50%) commitment to fund the Work up to a $1,000,000 maximum, MWRD will be responsible for all Work costs in excess of $2,000,0000 ($1,000,000 from each party). MWRD will have responsibility for contracting out and supervising the Work. NAGC will be kept apprised of the progress and results of the Work. MWRD will require that the Work contractor prepare a remediation cost estimate and cash flow projection, to be updated at least every six (6) months, and will share those projections with NAGC upon receipt. MWRD will include NAGC as a Remediation Applicant on correspondence with Illinois EPA, and will name NAGC as a party to be included in the releases and protections of a NFR determination from Illinois EPA. Any cost overruns for the Work in excess of $2,000,000 ($1,000,000 from each party) will be the responsibility of MWRD. Each party will bear its own internal personnel and administrative costs and expenses for the Work, including legal fees, and such costs shall not count towards the shared Work funding.

7. If the projected cost of carrying out the Remedial Action Plan exceeds $2,000,000, then MWRD may elect to reject the $1,000,000 maximum funding limit for NAGC. In that event, MWRD shall so notify NAGC. In the event of such notification: the parties may, but under this agreement are not required to, negotiate an alternate agreement specifying how they will fund implementation of the Remedial Action Plan or equivalent document approved by Illinois EPA for the Site; and absent such an alternate agreement, neither party is required under this agreement to implement the Remedial Action Plan or equivalent document approved by Illinois EPA for the Site, and also absent such an alternate refiled without any prejudice whatsoever to any party on account of this Agreement, the passage of time thereunder, or otherwise, nunc pro tunc. Removal of Buildings and Other Structures Prior to Remediation agreement, the litigation may be reactivated or refiled without any prejudice whatsoever to any party on account of this Agreement, the passage of time thereunder, or otherwise, nunc pro tunc.

Removal of Buildings and Other Structures Prior to Remediation

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8. NAGC agrees to remove or fund the removal of any "storage tanks, pumping equipment, pipelines, boilers, steam lines and appurtenances thereto" (the Piping) as described by appendix A (quote Conclusion No.2) in accordance with the non-binding Mediator's Advisory Opinion from Hon. Stephen A. Schiller (Ret.) dated January 22,2007. The cost of this work is a funding commitment of NAGC additional to and not included in the shared Investigation or Work costs or funding limitations of Paragraph 2 (a) and (b). The parties may, but need not, agree to have MWRD's contractor perform this obligation at NAGC's cost.

9. MWRD agrees to demolish and remove any buildings, tanks and other structures that are intended to be removed from Parcels 1, 2, 4 and 5, and any buildings or improvements other than the Piping from Parcel 3. MWRD will remove these structures at no cost to NAGC and without including the expense of such work in the shared funding commitments set out herein.

10. NAGC and MWRD will remove the structures identified in Paragraphs 8 and 9 above on a schedule to be included in the Final Remedial Action Plan submitted to Illinois EPA, but not before MWRD has elected to accept NAGC's 50% funding commitment. It is understood that such buildings and other structures should be removed before Response Action Work is commenced to facilitate an efficient and cost- effective remediation.

Disbursement Schedule and Financial Assurances

11. NAGC will pay 100% of the expenses incurred to implement the Remedial Action Plan as due, up to $750,0001; subsequent disbursements will be paid at the rate of 50% until its disbursement is equal to the lower of (1) 50% of the total projected cost; or (2) $1,000,000.

12. Before any disbursements are made under Paragraph 11, both parties will provide assurances that each has funds available to complete the Work and to pay for its own share in a timely manner when due. A letter of credit from a national bank and trust company with total assets exceeding five billion dollars, escrow of funds in trust, or other secured financial assurance of the amount of each party's financial obligations hereunder reasonably acceptable to the other party shall fulfill this requirement. MWRD will also provide written assurances to NAGC that MWRD will actually complete the work described in the Remedial Action Plan, and such assurances will include an indemnity against liabilities arising from any failure by MWRD to complete the Remedial Action Plan.

13. If MWRD has accepted the commitment of remedial work funds from NAGC per Paragraph 6, MWRD will dismiss the above-captioned litigation with prejudice within 14 days of MWRD's receipt of the final disbursement from NAGC of moneys owed per its commitment.

1 However, in no event will NAGC pay greater than 50% of the project cost.

Stay of Litigation

14. The parties agree to seek a stay of the above-captioned litigation from the \ Court until such time as MWRD accepts or rejects the funding commitment hereunder from NAGC. In the event the Court declines to grant the requested stay and requires the parties to dismiss the litigation, the parties agree to negotiate and sign a tolling agreement or other claims-preservation documentation which will allow them, if necessary, to refile the claims which they asserted against each other in the above-captioned litigation as a new action.

     If MWRD elects to accept the NAGC commitment and agrees to complete the remediation, the

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parties will advise the Court that a full settlement of this litigation has been achieved covering all persons (including Lake River Corporation, Kinark Corporation and the Sanitary District of Chicago) and all claims which are, were, or could have been included or asserted in the litigation, and will draft and file appropriate settlement or dismissal papers with the Court.

     If MWRD elects to reject the NAGC commitment and the parties are unable to negotiate an alternate settlement within 60 days or such longer time as they shall both agree upon, the parties will advise the Court that settlement has failed and proceed to reactivate the litigation. If the Court required the parties to dismiss the litigation, then the parties may use the tolling or other claims-preservation documentation to refile the claims they asserted against each other in the litigation as a new action.

Drafting. Review and Approval

15. This Agreement in Principle is subject to drafting, negotiation and execution of a complete Settlement Agreement between the parties which incorporates the terms set out here and additional standard settlement terms, including without limitation, disclaimers of liability or admissions, reservations of rights, confidentiality, enforceability in court, and applicability to successors and assigns.

16. Any Settlement Agreement between the parties is subject to approval by the Board of Commissioners of the Metropolitan Water District of Greater Chicago and the Board of Directors for North American Galvanizing and Coatings, Inc. The representatives signing this Agreement in Principle agree to recommend this agreement and a full settlement to their respective clients and Boards, but the parties acknowledge that the representatives signing below cannot bind their organizations to a complete Settlement Agreement absent approval by their respective Boards.


     FOR METROPOLITAN WATER RECLAMATION DISTRICT OF GREATER CHICAGO

     PHILIP R. KUYAWA

     APRIL 11, 2007



     FOR NORTH AMERICAN GALVANIZING & COATINGS, INC.

     RONALD J. EVANS

     APRIL 11, 2007

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